UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 21, 2015

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2015, American Tower Corporation (the “Company”), through its wholly owned subsidiary, ATC Asia Pacific Pte. Ltd. (the “Purchaser”), entered into an agreement (the “Share Purchase Agreement”) with Viom Networks Limited (“Viom”), a telecommunications infrastructure company that owns and operates approximately 42,200 wireless communications towers and 200 indoor distributed antenna systems in India, and certain existing Viom shareholders, including the current managing shareholder, SREI Infrastructure Finance Limited, several other minority shareholders and Tata Teleservices Limited (collectively, the “Selling Shareholders”), to acquire approximately 51% of the outstanding common membership interests of Viom from the Selling Shareholders for cash consideration of approximately 76 billion Indian Rupees, subject to certain adjustments (the “Transaction”). American Tower International, Inc., a wholly owned subsidiary of the Company, will guarantee payment of the purchase price by the Purchaser.

The Share Purchase Agreement contains customary representations, warranties and covenants of the parties. Consummation of the Transaction is subject to certain conditions, including regulatory approval. The Transaction is expected to close in mid-2016. The Share Purchase Agreement contains customary termination provisions and, in addition, will automatically terminate if closing has not occurred by July 31, 2016, unless such failure to close is due to a breach of the party seeking termination.

On October 21, 2015, the Purchaser also entered into a shareholders agreement (the “Shareholders Agreement”) with Viom and certain remaining Viom shareholders, including Tata Sons Limited, Tata Teleservices Limited, IDFC Private Equity Fund III, Macquarie SBI Investments Pte Limited and SBI Macquarie Infrastructure Trust (collectively, the “Remaining Shareholders”). The Shareholders Agreement will become effective on the closing date of the Transaction.

Pursuant to the Shareholders Agreement, (i) the Purchaser will have the right to nominate a certain number of directors on Viom’s board of directors, based on the percentage of Viom’s share capital it holds on a fully diluted basis, (ii) if Viom issues new securities, the Purchaser and the Remaining Shareholders will have preemptive rights of subscription on a pro rata basis, (iii) the Purchaser will be restricted from transferring any Viom securities for a certain period of time if, as a result, its shareholding in Viom would fall below its shareholding immediately after the closing of the Transaction, unless the Purchaser purchases the entire share capital held by the Remaining Shareholders and (iv) in the event the Purchaser desires to transfer all or part of its interest in Viom, the Purchaser must first offer the Tata Teleservices entities an option to purchase all of such interest.

The Remaining Shareholders will have put options under the Shareholders Agreement, exercisable during certain Put Periods (as defined therein), to require the Purchaser to purchase additional common membership interests in Viom from the applicable Remaining Shareholders. Also, if the shareholding of the Purchaser exceeds 74% of the entire share capital of Viom at any time or if there is a direct or indirect change in control of the Purchaser or American Tower International, Inc., each Remaining Shareholder will be entitled to require the Purchaser to purchase its entire shareholding.

The Purchaser will have a call option under the Shareholders Agreement, exercisable during certain Call Periods (as defined therein) to require the Remaining Shareholders to sell all of such shareholders’ common membership interests in Viom to the Purchaser. Also, in the event of a change of control in Tata Teleservices Limited, the Purchaser will be entitled to require Tata Teleservices Limited and Tata Sons Limited to sell their entire shareholding to the Purchaser.

The foregoing description of the Share Purchase Agreement and the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement and the Shareholders Agreement, copies of which will be filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2015.

Item 7.01	Regulation FD Disclosure.

On October 21, 2015, the Company issued a press release announcing the Transaction described in Item 1.01. A copy of that press release is furnished herewith as Exhibit 99.1.

Beginning on October 21, 2015, the Company intends to make available to investors presentation slides regarding the Transaction. On that date, these presentation slides will be available on the Company’s website, www.americantower.com, under the “Company and Industry Resources” section of the Investor Relations page.

Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such exhibit be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated October 21, 2015 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: October 21, 2015	By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated October 21, 2015 (furnished herewith).